Exhibit 10.17
Form of
HEICO CORPORATION
NON-QUALIFIED STOCK OPTION AGREEMENT
FOR
______________________________
Agreement
1.    Grant of Option. HEICO Corporation (the “Company”) hereby grants, as of _______________ (“Date of Grant”), to _______________ (the “Optionee”) an option (the “Option”) to purchase up to ____ shares of the Company’s Class A Common Stock, $.01 par value per share (the “Shares”), at an exercise price per share equal to $_________ (the “Exercise Price”). The Option shall be subject to the terms and conditions set forth herein. The Option is being granted pursuant to the Company’s 2018 Incentive Compensation Plan (the “Plan”), which is incorporated herein for all purposes. The Option is a non-qualified stock option, and not an Incentive Stock Option. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions hereof and thereof and all applicable laws and regulations.
2.    Definitions. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.
3.    Exercise Schedule. Except as otherwise provided in Sections 6 or 9 of this Agreement, or in the Plan, the Option is exercisable only following the satisfaction of the vesting conditions set forth in Exhibit A hereto. Except as otherwise provided in Section 9(a)(ii) of this Agreement, upon the termination of the Optionee’s Continuous Service, any unvested portion of the Option shall terminate and be null and void.
4.    Method of Exercise. The vested portion of this Option shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 3 hereof by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Exercise Price and (b) arrangements that are satisfactory to the Committee or the Board in its sole discretion have been made for Optionee’s payment to the Company of the minimum statutory amount required to be withheld to satisfy any applicable federal, state, local or foreign income or employment tax withholding requirements (including the withholding of Shares that otherwise would be delivered to the Optionee) as a result of the exercise of the Option. No Shares will be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

5.    Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) cash; (b) check; (c) with Shares owned by the Optionee, or the withholding of Shares that otherwise would be delivered to the Optionee as a result of the exercise of the Option; (d) delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Board or the Committee shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares or a margin loan sufficient to pay the Exercise Price and any applicable income or employment taxes not to exceed the minimum statutory withholding requirements; or (e) such other consideration or in such other manner as may be determined by the Board or the Committee in its absolute discretion.
6.    Termination of Option.
    (a)    Any unexercised portion of the Option that is otherwise vested shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:
        (i)    unless the Committee or the Board otherwise determines in writing in its sole discretion, three months after the date on which the Optionee’s Continuous Service with the Company and its Subsidiaries is terminated for any reason other than (A) by the Company or a Related Entity for Cause, (B) a Disability of the Optionee, (C) the death of the Optionee, or (D) pursuant to the terms of Section 9(a)(ii) of this Agreement;
        (ii)    immediately upon the termination of the Optionee’s Continuous Service by the Company or a Related Entity for Cause;
        (iii)    twelve months after the date on which the Optionee’s Continuous Service is terminated by reason of a Disability;
        (iv)    twelve months after the date of termination of the Optionee’s Continuous Service by reason of the death of the Optionee (or three months after the date on which the Optionee shall die if such death shall occur during the one-year period specified in paragraph (iii) of this Section 6); or
            (v)    the tenth anniversary of the date as of which the Option is granted.
(b)    To the extent not previously exercised, (i) the Option shall terminate immediately in the event of (1) the liquidation or dissolution of the Company, or (2) any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive or the Shares are exchanged for or converted into cash or securities issued by another entity, or an affiliate of such successor or acquiring entity, unless the successor or acquiring entity, or an affiliate thereof, assumes the Option or substitutes an equivalent option or right pursuant to Section 10(c) of the Plan, and (ii) the Committee or the Board in its sole discretion may, by written notice (“cancellation notice”), cancel, effective upon the consummation of any transaction that constitutes a Change in Control, the Option (or portion thereof) that remains unexercised on such date. The Committee or the Board shall give written notice of any proposed transaction referred to in this Section 6(b) within a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after approval of such transaction), in order that the Optionee may have a reasonable period of time prior to the closing date of such transaction within which to exercise the Option, if and to the extent that it then is exercisable (including any portion of the Option that may become exercisable upon the closing date of such transaction). The Optionee may condition his exercise of the Option upon the consummation of a transaction referred to in this Section 6(b).
(c)    In the event the Optionee’s Continuous Service terminates for any reason whatsoever, and the Optionee fails to comply with any non-competition agreement with the Company and/or its Related Entities or within eighteen (18) months of the date of such termination, the Optionee accepts employment with any competitor of, or otherwise engages in competition with, the Company and/or its Related Entities, the Committee or the Board, in its sole discretion, may require the Optionee to return, or (if not received) to forfeit to the Company, the economic value of any gain that is realized or obtained by the Optionee from the exercise or vesting of an Option or from the sale of any Shares acquired upon exercise of the Option (measured at the date of exercise, vesting or sale) within six (6) months prior to, or at any time after, the date of the Optionee’s termination of Continuous Service.
7.    Transferability. Unless otherwise determined by the Committee, the Option is not transferable other than by will or under the applicable laws of descent and distribution. The Option is not transferable to the extent such transfer would violate applicable law. In addition, the Option shall not be otherwise assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process, in any such case, contrary to the provisions hereof, the Option shall immediately become null and void. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and permitted assigns of the Optionee.
8.    No Rights of Stockholders. Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date on which the Shares are issued.
9.    Acceleration of Exercisability of Option.
(a)Acceleration Upon Certain Terminations or Cancellations of Option.
(i)This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, (i) the Option is terminated pursuant to Section 6(b)(i) hereof, or (ii) the Company exercises its discretion to provide a cancellation notice with respect to the Option pursuant to Section 6(b)(ii) hereof.
(ii)In the event that the Optionee's Continuous Service is terminated without Cause during a Measurement Interval (as described in Exhibit A hereto), and the

Committee otherwise certifies that the portion of the Option would have otherwise vested during such Measurement Interval if Optionee had remained in Continuous Service through such applicable Measurement Interval, a pro rata portion (based on the number of days that the Optionee was employed during such Measurement Interval) of the Optionee's Option for the Measurement Interval in which such termination occurred shall be exercisable for a period of three months following the Committee's vesting certification for such Measurement Interval. For the avoidance of doubt, if the Committee determines that the vesting conditions were not met for the Measurement Interval in which the Optionee's Continuous Service was terminated under this Section 9(a)(ii), the unvested Option shall immediately and automatically terminate on the date of such determination by the Committee. Furthermore, notwithstanding anything in this Section 9(a)(ii) to the contrary, any portion of the Option that is subject to Measurement Intervals following the Measurement Interval in which the Optionee's Continuous Service terminated under this Section 9(a)(ii) and any potential vesting on a Redetermination, shall be immediately and automatically forfeited on the Optionee's date of termination of Continuous Service.
(b)Acceleration Upon Change in Control. This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, and during the Optionee's Continuous Service, there is a “Change in Control”, as defined in Section 9(b) of the Plan.
10.No Right to Continued Employment or Service. Neither the Option nor this Agreement shall confer upon the Optionee any right to continued employment or service with the Company or any Related Entity.
11.Law Governing. This Agreement shall be governed in accordance with and governed by the internal laws of the State of Florida.
12.Interpretation / Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee or the Board as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Optionee accepts the Option subject to all of the terms and provisions of the Plan and this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee or the Board upon any questions arising under the Plan and this Agreement.
13.Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 3000 Taft Street, Hollywood, FL 33021, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.
14.Section 409A.
(a)It is intended that the Option awarded pursuant to this Agreement be exempt from Section 409A of the Code (“Section 409A”). The provisions of this Agreement shall be interpreted in a manner consistent with this intention. In the event that either the Company or the Optionee believes, at any time, that the Option is subject to Section 409A, then the Committee may (acting alone and without any required consent of the Optionee) amend this Agreement in such manner as the Committee deems necessary or appropriate to attempt to exempt from or otherwise comply with the requirements of Section 409A.
(b)Notwithstanding the foregoing, the Company does not make any representation to the Optionee that the Option awarded pursuant to this Agreement is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Optionee or any Beneficiary for any tax, additional tax, interest or penalties that the Optionee or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the ____ day of ____________, 2025.

COMPANY:
HEICO CORPORATION, a Florida
Company
By:
Name: Carlos L. Macau, Jr.
Title: Treasurer

The Optionee acknowledges receipt of a copy of the Plan and the prospectus required by Rule 428 under the Securities Act of 1933, as amended (the “Plan Prospectus”), and represents that he or she has reviewed the provisions of the Plan, this Option Agreement and the Prospectus in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this Option subject to all of the terms and provisions of the Plan and the Option Agreement. The Optionee further represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement.

Dated:        OPTIONEE:
By:
Name:

EXHIBIT A

PERFORMANCE VESTING CONDITIONS

[***]
Vesting Conditions

Subject to the Optionee's Continuous Service through the applicable Measurement Interval (except for a termination described in Section 9(a)(ii) of the Agreement), the Option shall vest, following the Committee's certification of each of the following, which certification shall occur no later than sixty (60) days following each of the following Measurement Intervals (or, with respect to a Remeasurement Determination, such Remeasurement Determination will occur no later than sixty (60) days following the Redetermination):

First Measurement Interval (May 1, 20[ ] through April 30, 20[ ]) (the "First Measurement Interval"):

[ ]% of the Option (the "First Tranche") will vest if the Committee certifies that, during the First Measurement Interval, Net Income attributable to the Company increased by at least [ ] percent ([ ]%) compared to the twelve-month period that immediately preceded the beginning of the First Measurement Interval ("First Measurement Interval Results"). If the Committee determines that the First Measurement Interval Results were not met following the end of the First Measurement Interval, the unvested First Tranche will remain eligible to vest, subject to the Committee's Remeasurement Determination.

Second Measurement Interval (May 1, 20[ ] through April 30, 20[ ]) (the "Second Measurement Interval"):

[ ]% of the Option (the "Second Tranche") will vest if the Committee certifies that, during the Second Measurement Interval, Net Income attributable to the Company increased by at least [ ] percent ([ ]%) compared to the First Measurement Interval ("Second Measurement Interval Results"). If the Committee determines that the Second Measurement Interval Results were not met following the end of the Second Measurement Interval, the unvested Second Tranche will remain eligible to vest, subject to the Committee's Remeasurement Determination.

Third Measurement Interval (May 1, 20[ ] through April 30, 20[ ]) (the "Third Measurement Interval"):

[ ]% of the Option (the "Third Tranche") will vest if the Committee certifies that, during the Third Measurement Interval, Net Income attributable to the Company increased by at least [ ]percent ([ ]%) compared to the Second Measurement Interval ("Third Measurement Interval Results"). If the Committee determines that the Third Measurement Interval Results were not met following the end of the Third Measurement Interval, the unvested Third Tranche will remain eligible to vest, subject to the Committee's Remeasurement Determination.

Fourth Measurement Interval (May 1, 20[ ] through April 30, 20[ ]) (the "Fourth Measurement Interval"):

[ ]% of the Option (the "Fourth Tranche") will vest if the Committee certifies that, during the Fourth Measurement Interval, Net Income attributable to the Company increased by at least [ ] percent ([ ]%) compared to the Third Measurement Interval ("Fourth Measurement Interval Results"). If the Committee determines that the Fourth Measurement Interval Results were not met following the end of the Fourth Measurement Interval, the unvested Fourth Tranche will remain eligible to vest, subject to the Committee's Remeasurement Determination.

Fifth Measurement Interval (May 1, 20[ ] through April 30, 20[ ]) (the "Fifth Measurement Interval"):

[ ]% of the Option (the "Fifth Tranche") will vest if the Committee certifies that, during the Fifth Measurement Interval, Net Income attributable to the Company increased by at least [ ] percent ([ ]%) compared to the Fourth Measurement Interval ("Fifth Measurement Interval Results"). If the Committee determines that the Fifth Measurement Interval Results were not met following the end of the Fifth Measurement Interval, the unvested Fifth Tranche will remain eligible to vest, subject to the Committee's Remeasurement Determination.

Example:

[ ]

Certain Defined Terms:

"Measurement Interval" means each of the [ ] ([ ]) 12-month periods during the Performance Period, with the first Measurement Interval beginning on the first full fiscal quarter immediately following the Date of Grant. Each subsequent Measurement Interval during the Performance Period will cover the next twelve (12) month period beginning on first day of the fiscal quarter immediately following the last fiscal quarter in the prior Measurement Interval.

"Net Income" shall have the same meaning as "Net income attributable to HEICO," as reported in the Company's publicly available financial statements filed with the Securities and Exchange Commission.

"Performance Period" means the [ ]-year period, beginning on May 1st and ending on April 30th.

"Remeasurement Determination" means either (i) if the Remeasurement Achievement is met, any unvested portion of the Option that remains outstanding following the end of such Measurement Interval shall vest following the Committee's certification of the Remeasurement Achievement; or (ii) the Committee determines that the Remeasurement Achievement was not met, any unvested portion of the Option shall be immediately forfeited at the time of the Committee's certification that the Remeasurement Achievement was not met.

"Remeasurement " means, for any unvested portion of the Option following the end of any Measurement Interval during the Performance Period, the Committee will determine, following the conclusion of the Fifth Measurement Interval, whether the Company's cumulative compounded annual growth rate ("CAGR") in Net Income over the entire Performance Period equals or exceeds [ ] percent ([ ]%) per Measurement Interval (the "Remeasurement Achievement"). For clarity, a CAGR of [ ]% over the five-year Performance Period requires the Company’s Net Income to grow by at least approximately [ ]% cumulatively, or [] times the starting value, over that period.